Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Form 10-K, our report dated March 21, 2014 relating to the consolidated financial statements of San Lotus Holding, Inc. as of December 31, 2013 and for the year then ended.

/s/ KCC & Associates

Los Angeles, California

March 31, 2014